LATIN AMERICA GROWTH FUND, INC.

INVESTMENT ADVISORY AGREEMENT


September 29, 1995


IDS International Inc.
11th Floor Dashwood House
69 Old Broad Street
London, England EC2M1QS

Ladies and Gentlemen:

		The Latin America Growth Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, confirms its agreement with IDS International Inc. (the "Advisor") regarding investment advisory services to be provided by the Advisor to Fund. The Advisor agrees to provide services upon the following terms and conditions:

	1.	Investment Description; Appointment.

		The Fund employs its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in the Fund's Articles of Amendment and Restatement dated August 1, 1994, as amended from time to time (the "Articles of Amendment and Restatement"), in the prospectus (the "Prospectus") describing the Fund which was filed with the Securities and Exchange Commission as part of the Fund's Registration Statement on Form N-2, as amended from time to time, and in the manner and to the extent as may from time to time be approved by the Board of Directors of the Fund. Copies of the Prospectus and the Articles of Amendment and Restatement have been or will be submitted to the Advisor. The Fund desires to employ and appoints the Advisor to act as the Fund's investment adviser. The Advisor accepts the appointment and agrees to furnish the services for the compensation set forth below.

	2.	Services as Investment Advisor.

		Subject to the supervision and direction of the Board of Directors of the Fund, the Advisor will have responsibility for the investment advisory services provided to the Fund and will exercise this responsibility in accordance with the Articles of Amendment and Restatement, the Investment
Company Act of 1940 and the Investment Advisers Act of 1940, as the same may from time to time be amended, and with the Fund's investment objective and policies as stated in the Prospectus relating to the Fund as from time to time in effect, as such objective and policies may be amended from time to time.
In connection therewith, the Advisor will, among other things, (a) manage the Fund's portfolio in accordance with the Fund's investment objective, policies and restrictions as stated in the Prospectus, as such objective, policies and restrictions may be amended from time to time; (b) make investment decisions for the Fund; (c) place orders to purchase and sell securities on behalf of the Fund; (d) employ professional portfolio managers and securities analysts who provide research services to the Fund; (e) participate in the formulation of the Fund's investment policies; (f) analyze economic trends affecting the Fund; and (g) monitor the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Act of 1934) that are provided to the Fund and may be considered in selecting brokers or dealers to execute particular transactions. In providing those services, the Advisor will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. In addition, the Advisor will furnish the Fund with whatever statistical information the Fund may reasonably request with respect to the instruments that the Fund may hold or contemplate purchasing.

	3.	Information Provided to the Fund.

		The Advisor will keep the Fund informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Fund from time to time with whatever information the Advisor believes is appropriate for this purpose.

	4.	Standard of Care.

		The Advisor will exercise its best judgment in rendering the services described in paragraph 2 of this Agreement. The Advisor will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except that nothing in this Agreement may be deemed to protect or purport to protect the Advisor against any liability to the Fund or to shareholders of the Fund to which the Advisor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Advisor's reckless disregard of its obligations and duties under this Agreement ("disabling conduct"). The Fund will indemnify the Advisor against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses), including any amounts paid in satisfaction of judgments, in compromise or as fines or penalties, not resulting from disabling conduct by the Advisor. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Advisor was not liable by reason of disabling conduct, or
(ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Advisor was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of directors of the Fund who are neither "interested persons" of the Fund nor parties to the proceeding ("disinterested non-party directors"), or (b) an independent legal counsel in a written opinion. The Advisor shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Advisor shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Advisor shall provide a security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party directors, or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Advisor will ultimately be found to be entitled to indemnification.

	5.	Compensation.

		In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Advisor on the first business day of each month a fee for the previous month at the annual rate of 1.25% of the value of the Fund's average daily net assets. The fee for the period from the date of this Agreement to the end of the month during which such day occurs will be prorated according to the proportion that the period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month will be prorated according to the proportion that the period bears to the full monthly period and will be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Advisor, the value of the Fund's net assets will be computed at the times and in the manner specified in the Prospectus, as such times and manner may be modified from time to time.

	6.	Expenses.

		The Advisor will bear all expenses in connection with the performance of its services under this Agreement. The Fund will be responsible for all of the Fund's other expenses and liabilities, including but not limited to: costs incurred in connection with the Fund's organization; investment advisory and administration fees; fees for necessary professional and brokerage services; fees for any pricing service; the costs of regulatory compliance; the costs associated with maintaining the Fund's legal existence; and the costs of corresponding with shareholders of the Fund.

	7.	Services to Other Companies or Accounts.

		(a) The Fund understands that the Advisor now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts, and may act in the future as investment adviser to other investment companies, and the Fund has no objection to the Advisor or Sub-Investment Advisor so acting, provided that whenever the Fund and one or more fiduciary and other managed accounts or other investment companies advised by the Advisor have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed by the Advisor to be equitable to each. The Fund recognizes that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtained or disposed of by the Fund.

		(b) The Fund understands that the persons employed by the Advisor to assist in the performance of the Advisor's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of the Advisor or any affiliate of the Advisor to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.




8.	Term of Agreement.

		(a) This Agreement will become effective as of the date first written above and will continue for an initial two-year term and will continue thereafter so long as the continuance is specifically approved at least annually by (i) the Board of Directors of the Fund or (ii) a vote of a "majority" (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Directors who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on the approval.

		(b) This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of Directors of the Fund or by vote of holders of a majority of the Fund's outstanding voting securities, or upon 60 days' written notice, by the Advisor.

		(c) This Agreement will terminate automatically in the event of its "assignment" (as defined in the 1940 Act).

	9.	Representation by the Fund.

		The Fund represents that a copy of the Articles of Incorporation are on file with the Secretary of the State of Maryland.

	10.	Limitation of Liability.

		The execution and delivery of this Agreement have been authorized by the Board of Directors of the Fund.

	11.	Governing Law.

		This agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

	12.	Notices.

	Any notice hereunder shall be in writing and shall be delivered in person or be telefax or facsimile (followed by delivery in person) to the parties at the addresses set forth below.

	If to the Fund:

	Latin America Growth Fund, Inc.
	Exchange Place
	53 State Street
	Boston, MA 02109


	If to the Advisor:

	IDS International Inc.
	11th Floor Dashwood House
	69 Old Broad Street
	London, England EC2M1QS

13.	Counterparts.

	This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


		If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy of this Agreement.


	Very truly yours,

	LATIN AMERICA GROWTH FUND, INC.



	By: PETER L. LAMAISON
	Name: Peter L. Lamaison
	Title: Chairman of the Board

Accepted:

IDS INTERNATIONAL INC.



By: PETER ANDERSON
Name: Peter Anderson
Title: Chairman and Chief Investment Officer


SHARED/LEHMAN/CLOSED/LATIN/AGRMTS/INVADV2.DOC